Exhibit 10.2
SERVICE AGREEMENT

between

Adient Germany Ltd. & Co. KG,
Industriestraße 20-30, 51399 Burscheid
(hereinafter referred to as 'Adient')

and

Dr.-Ing. David Johannes Herberg,
Platzer Höhenweg 25, 51429 Bergisch Gladbach

Preamble
Effective 1 January 2026, you will assume the role as Executive Vice President, EMEA.
In this capacity, you will be appointed as Company Director of Adient Holding Europe Ltd. (Adient’s general partner - Komplementärin) with effect from January 15, 2026 and you will manage Adient's business (Geschäftsleitung) in EMEA and act as the legal representative of Adient.
The basis for your work is the following new Service Agreement (Dienstvertrag), which is to conclusively govern the mutual rights and duties of the contracting parties with effect from January 15, 2026. Adient on the one hand and you on the other agree that all written or oral agreements made to date regarding your previous employment relationship (Arbeitsverhältnis) are cancelled by this subsequent Service Agreement and removed and replaced by the following provisions:
1.Responsibilities und Scope of Duties
1.1Effective 1 January 2026, you are employed as Executive Vice President, EMEA. You shall conduct Adient’s business with the diligence of a prudent businessperson and in accordance with statutory law, the articles of association, the resolutions of Adient’s partners’ meeting, the Service Agreement and the rules of procedure for the management as amended at any time. You will report to Adient’s President & CEO.
1.2You are not a legal organ (Organ) of Adient. Adient is represented vis-à-vis third parties by Adient Holding Europe Ltd. as general partner. Adient Holding Europe Ltd. will grant you procuration (Prokura) or other commercial authority; scope and any limitations will be set out in a separate power of attorney.

1.3We expect you to use your initiative in the pursuit of the goals of Adient in a responsible manner and, in particular, to accept the binding nature of the Ethics Policy which shall apply in the version in effect from time to time. You acknowledge that compliance with the principles of the Ethics Policy and adherence to the rules of conduct stipulated therein constitute a particularly important contractual obligation. You are responsible for setting the ‘tone at the top’ within the region for conducting business ethically and with integrity.
1.4You have previously signed a declaration to the effect that you are to assume entrepreneurial duties to prevent accidents at the workplace in accordance with your duties as a member of the management. This declaration continues to apply and is an integral part of this Agreement.
2.Place of Work, Scope of Duties, Secondary Employment
2.1Your primary place of work is Burscheid. The role requires regular domestic and international travel.
2.2You shall devote all your work efforts, know-how and ability to the business of Adient. Your working hours shall depend on the requirements and needs of the operation. This shall include the obligation to work on Saturdays, Sundays and public holidays and to conduct business travels if required.
2.3The assumption of any secondary self-employed or employed activity, for or without remuneration, requires the prior written consent of Adient’s President & CEO. Such consent may be given at the discretion of the President & CEO. Consent granted for the assumption of such activity may be revoked at any time, with it being understood that the secondary employment activity must be discontinued immediately in the event of revocation. If you have assumed a position of advisory or supervisory board member on the basis of the consent granted to you, in the event of its revocation you must resign from this office at the earliest possible date in accordance with the provisions applicable here.
3.Remuneration
3.1Effective 1 January 2026, your employment activities are remunerated with a gross yearly salary of € 450,000.00 (in words: Euro four hundred fifty thousand 00/100), which shall be paid in monthly instalments in accordance with the company’s pay practices.
3.2The remuneration pursuant to Section 3.1 above is in settlement of your entire activities. You are not entitled to receive remuneration for overtime work, work on Saturdays, Sundays and public holidays, holiday pay or Christmas bonuses.
3.3After deduction of the statutory duties and taxes, your remuneration will be paid in accordance with the operational modalities by non-cash transfer onto an account in Germany to be specified by you.
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3.4Your salary will be reviewed annually in accordance with our company regulations. Any change to your yearly salary is subject to approval of the Human Capital and Compensation Committee (“HCCC”) of the Adient plc Board of Directors. The HCCC typically reviews and approves compensation of executives in November each year.
4.AIP Bonus
4.1You will be eligible to participate in Adient’s Annual Incentive Plan (“AIP”). Effective 1 January 2026, your individual bonus target shall be increased to 100% of your gross annual salary, provided that Adient sets up a bonus plan in the respective fiscal year. Both the eligibility requirements and the type and scope are governed by the respective provisions of the AIP. Company performance results, individual payout amount for fiscal year 2026, as well as future individual bonus targets and payout amounts, shall be subject to approval of the HCCC.
4.2In case your gross annual salary and/or bonus percentage changes during a fiscal year (such as is the case for fiscal year 2026), your bonus will be calculated on a pro-rated basis taking your previous and current gross annual salary and/or bonus percentage into account.
4.3For months in which the service relationship is wholly or partially suspended, no claim exists to a bonus payment.
5.Company Car
In your function pursuant to Section 1.1 above you will be entitled to a company car. As you already have a company car in your possession and have signed a car agreement, no further action is needed. The Adient Company Car Guidelines in effect from time to time shall continue to apply accordingly.
6.Company Pension
Your direct insurance (Direktversicherungsvertrag) with Allianz (policy no. AL-1711108867) will continue under the existing terms and conditions.
7.Key Executive Severance Agreement
You have entered into a Key Executive Severance and Change of Control Agreement (“KESA”), attached to this Agreement as Annex 1. Among other things, the KESA regulates the payment of severance pay upon termination of the service relationship, a post-contractual non-competition clause and other rights and obligations.
8.Beginning and Duration of the Service Agreement
8.1This Service Agreement starts on January 15, 2026 and is concluded for an indefinite term.
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8.2This Service Agreement may be ordinarily terminated by either party with six (6) months' notice to the end of a calendar month. The right of extraordinary termination pursuant to § 626 of the German Civil Code (BGB) remains unaffected.
8.3Notice of termination requires the written form.
8.4Notwithstanding Section 8.2 above, this Service Agreement terminates without notice of termination at the latest upon expiry of the month in which you reach the statutory regular age pension (at present, upon completion of 67 years of age).
8.5In addition, this Service Agreement terminates without notice of termination upon expiry of the month in which you receive a notice from a pension insurance institution about the granting of a permanent pension due to full reduction in earning capacity. If the pension first starts after receipt of the pension notice, the service agreement terminates upon expiry of the day preceding the start of the pension. However, if you are severely disabled or considered equivalent thereto within the meaning of Book IX of the German Social Code (SGB), the Service Agreement does not terminate until receipt of the approval notice from the integration office (Integrationsamt). In such case, you must disclose the severe disability to us without delay.
8.6You are obligated to notify us within two weeks if you meet the statutory requirements for drawing an uncurtailed statutory retirement pension or if you receive a notice about the determination of full reduction in earning capacity. You also undertake to notify Adient at all times upon request about the status of applications that you have filed for a retirement pension or a pension due to reduction in earning capacity.
8.7Upon your Service Agreement coming to an end, you are required to return, without having to be specifically asked, all objects, keys, company car, including petrol card, credit cards, computer, laptop, mobile phone, access cards, working documents, identity cards, diagrams, notes, books, models, tools, material, etc. provided to you by Adient for the purpose of carrying out your activities. Rights of retention are excluded.
9.Inability to Work
9.1You are obliged to promptly notify your direct superior (Adient’s President & CEO) if you are unable to work for an extended period due to sickness, illness or disability.
9.2In the event of incapacity to work due to sickness or illness, you shall continue to receive your previous remuneration in accordance with Section 3 for up to six weeks after you became unable to work, but in no event later than the termination of the Service Agreement.
9.3Adient may request, at any time, a doctor's certificate concerning the existence of inability to work and its presumable duration. You declare your willingness to undergo a medical
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examination at Adient's demand if the inability to work persists. The costs incurred hereby will be borne by Adient.
10.Continued Payment of Salary in case of Death
In the event of your death, your partner or another defined person (_________________________ please fill in a name) will receive death benefit for the month of your death as well as for the three subsequent months in the amount of your last gross monthly salary as a one-off payment. This benefit must be taxed by the recipient pursuant to the applicable law. Insofar as no partner is named above, or if this person is already deceased at the time of your death, your dependents, as joint creditors, shall receive the aforementioned payment. The death benefit claim must be asserted by the beneficiaries directly vis-à-vis Adient by provision of proof in the form of appropriate documentation.
11.Holiday
11.1You have a holiday claim in the amount of 30 work days per calendar year. Adient’s business interests must be taken into account when scheduling the holiday.
11.2Compensation for unused holiday entitlement at the end of the service relationship is excluded.
12.Data Protection
12.1You are aware that your personal data is processed in connection with this service relationship. Details about this, as well as about your rights associated with processing, can be found in the "Data Protection Policy for Personal Data of Employees and Applicants", as amended, which can be viewed at www.adient.com/dataprivacy.
12.2If you are given access to personal data in connection with your service activities, you undertake to comply with the applicable provisions of data protection law. The declaration concerning the "Obligation to Maintain Confidentiality”, which was previously signed by you, shall continue to apply.
13.Inventions/Rights to Works Produced
13.1Inventions made by you during the term of this Service Agreement are the exclusive property of Adient. This also applies to technical and organisational improvement proposals that result directly or indirectly from or are in connection with your tasks.
13.2You are obliged to notify Adient’s President & CEO without undue delay in writing of inventions and improvement proposals and to assist Adient in obtaining patent protection and other industrial property rights.
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13.3You hereby grant Adient exclusive rights, unlimited in terms of time and geographical scope, to all work results created by you in the course of your activities for Adient which are capable of being protected by copyright, registered design or otherwise; and in particular you grant Adient an exclusive, worldwide, royalty-free, irrevocable licence, unlimited in terms of time, to reproduce non-original works from the created works (e.g., reproductions), to exhibit them publicly and to continue them, distribute and produce them, and to grant, transfer and wholly or partially assign this licence in sub-licence to third parties.
13.4You have no claim to separate remuneration for inventions and improvements or the concession and granting of the rights; your performance is compensated with the remuneration agreed in Section 3. No additional remuneration is granted for this.
14.Exclusion Periods
14.1Except as provided in Section14.3 below, all mutual claims from the Service Agreement and such connected to the service relationship must be asserted in textual form within three months of their becoming due, with the expiration of the term the claim forfeits.
14.2If the other party refuses the claim or does not issue any declaration within one month of the assertion of the claim, this claim shall be forfeited if it is not asserted in court within three months of the refusal or the expiry of the one-month term.
14.3These preclusive periods do not apply to a) claims of the company under Adient’s Executive Incentive Recoupment Policy; b) claims based on willful or grossly negligent conduct or claims in tort; c) cases of injury to life, physical wellbeing and health; and d) claims of the employee to the minimum wage pursuant to the Minimum Wage Act (Mindestlohngesetz).
15.Miscellaneous
15.1This Service Agreement replaces all previous agreements between the Parties. Your calculated start date is 1 April 2011.
15.2The possible invalidity of individual provisions of this Service Agreement does not affect the validity of the remaining contractual provisions. The invalid regulation must be replaced by a valid regulation that comes closest to the economic and legal intent of the Parties.
15.3There are no side agreements to this Service Agreement, except the KESA and applicable award agreements for any long-term incentive awards under Adient’s 2021 Omnibus Incentive Plan.
15.4Amendments, supplementations, and the termination of this Service Agreement must be made in writing in order to be effective. The same applies to the amendment of this written-form clause itself. The foregoing written-form requirement does not apply to verbal understandings made directly between the parties after conclusion of contract.
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15.5German law shall apply to all legal disputes arising from and in connection with this Service Agreement. To the extent permissible, Burscheid is agreed as the place of jurisdiction.

You confirm that you have received a copy of this Service Agreement properly signed by Adient.

Burscheid, January 15, 2026

Adient Germany Ltd. & Co. KG
/s/ Nebahat Gueler	/s/ Holger Brueggen
Nebahat Gueler	Holger Brueggen
Vice President, Human Resources EMEA	Director HR

/s/ David J. Herberg
David J. Herberg

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Annex 1

KEY EXECUTIVE SEVERANCE AND CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT (this “Agreement”), is made and entered into as of the 15th day of January 2026 (the “Effective Date”), by and among Adient plc (along with any successor thereto, the “Company”), Adient US LLC and David J. Herberg (the “Executive”).
BACKGROUND

The Executive is employed by Adient Germany Ltd. & Co. KG (the “Employer”) in a key executive capacity. The parties desire to provide the Executive with certain compensation and benefits in the event the Executive’s employment with the Employer is terminated under certain circumstances, and to provide certain protections in the event of a change of control of the Company. In addition, the Executive possesses intimate knowledge of the business and affairs of the Company and its affiliates (the Company and all affiliates are collectively referred to herein as the “Company Group”) and has acquired certain confidential information and data with respect to the Company Group, which the Company desires to ensure is protected.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

ARTICLE I
TERM
This Agreement shall become effective on the Effective Date and shall continue until October 1, 2027 (the “Initial Term”). Thereafter, this Agreement shall renew automatically for successive one-year renewal periods unless and until any party provides written notice to the other parties of the intent not to renew this Agreement at least ninety (90) days prior to the end of the Initial Term or any subsequent one-year term. Nonrenewal of this Agreement by any party shall not trigger payment of severance benefits under this Agreement. If this Agreement expires without severance benefits becoming payable hereunder, then the Executive will be eligible to receive severance benefits following the expiration of this Agreement pursuant to the Employer’s severance policy as then in effect.

Notwithstanding the foregoing, if a Change of Control (as defined below) occurs prior to the end of the Initial Term or any subsequent one-year term, then the term of the Agreement shall be extended automatically until the second anniversary of such Change of Control (the “Change of Control Period”). For purposes of this Agreement, a “Change of Control” shall have the meaning given in the Adient plc 2021 Omnibus Incentive Plan, or any successor or replacement plan thereto.

ARTICLE II
SEVERANCE BENEFITS

Section 2.01    Eligibility for Severance Benefits.

(a)Eligibility. If the Executive’s Separation from Service (as defined below) occurs due to (i) a termination by the Company Group for reasons other than Cause (as defined below), death or disability, or (ii) a resignation for Good Reason (as defined below), and if the Executive complies with the requirements of Section 2.03, then the Executive shall be entitled to the benefits described in Section
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2.02. For purposes hereof, if such a Separation from Service occurs during the Change of Control· Period, then such separation is referred to as a “Change of Control Termination.”

(b)Definitions. For purposes of this Agreement:
i.“Cause” shall mean any of the Executive’s (A) substantial failure (other than due to the Executive’s disability) or refusal to perform the essential duties and responsibilities of his or her job as required by the Employer; (B) material violation of any fiduciary duty owed to the Company Group; (C) conviction of, or entry of a plea of no contest with respect to (1) a felony or (2) a misdemeanor which involves dishonesty, fraud or morally repugnant behavior; (D) dishonesty or theft in connection with the Company Group; (E) a material violation of any of the Company Group’s material rules or material policies applicable to the Executive; or (F) other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact on the Company Group or its employees. The Human Capital and Compensation Committee of the Board of Directors of the Company (the “Committee”) shall determine, in good faith and exercising reasonable judgment, whether Cause exists.

ii.“Good Reason” shall mean the occurrence of one of the following events without the Executive’s written consent:
A.Before or after the Change of Control Period: (1) a change in the principal geographic location at which the Executive must perform services to a location that is more than thirty (30) miles outside of Burscheid, Germany; or (2) a material reduction to the Executive’s total cash compensation target or equity award value target; provided that a material reduction to any of the aforementioned will not give rise to a Good Reason if such material reduction is the result of a widespread reduction in compensation applied consistently to other peer executives.
B.During the Change of Control Period: (1) an event described in clause A(1) above; (2) either (x) a material reduction to the Executive’s total cash compensation target or equity award value target from the levels in effect immediately prior to the Change of Control Period or (y) the application of performance goals to the Executive’s incentive compensation awards for which the probability of attainment is materially more difficult than the probability of attainment applicable to the goals under the Company Group’s incentive plans as in effect immediately prior to the Change in Control; (3) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s authority, duties or responsibilities as in effect immediately prior to the Change of Control Period which represent a diminution of such duties, or any other action by the Company Group which results in a material diminution in such authority, duties or responsibilities; or (4) a material diminution of the duties or responsibilities of the Executive such that the position held is no longer commensurate with that of a regional Executive Vice President.

The Executive shall be considered to resign for Good Reason under Section 2.01(b)(ii)(A) or (B) only if the Executive provides, within ninety (90) days
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after the Good Reason event, a written notice to the Company in accordance with Section 5.03 specifying in reasonable detail the events or conditions causing Good Reason. Within thirty (30) days after receipt of such notice, the Company Group shall have the opportunity, but shall have no obligation, to cure such events or conditions that give rise to the Good Reason resignation. If the Company Group does not cure such events or conditions within the thirty (30)-day period, the Executive’s resignation for Good Reason will be effective at the end of such thirty (30) day cure period.
iii.“Separation from Service” (or derivations thereof) means the legal termination of the employment relationship upon expiration of the notice period.
Section 2.02    Amount of Severance Benefits. Subject to the conditions of Sections 2.01 and 2.03, the Employer (or, in the case of Section 2.02(c), the Company) shall pay or provide the Executive with the following severance benefits:
(a)Salary Replacement Benefits. A cash payment equal to one (1.0) times the Executive’s annual base salary, or, in the event of a Change of Control Termination, a cash payment equal to two and one-half (2.5) times the sum of (i) the Executive’s annual base salary and (ii) the Executive’s Average Bonus Amount.
For purposes hereof, the “Average Bonus Amount” means the average gross annual cash bonuses paid (or if earned, payable), to the Executive by the Employer in respect of the three fiscal years immediately preceding the fiscal year in which the Executive’s Separation from Service occurs. All annual bonus amounts used to determine the Average Bonus Amount shall be determined without regard to any mandatory or voluntary deferrals of such amounts.

(b)Bonus. A cash payment of his or her annual bonus for the fiscal year in which the Separation from Service occurs, determined based on actual performance at the end of the applicable performance period, and prorated to reflect the length of employment during the performance period; provided that, in the event of a Change of Control Termination, the annual bonus will not be subject to proration.

(c)Equity Awards. Unless an award agreement provides a more favorable result, the Executive’s equity awards shall vest on a prorated basis, based on the portion of the vesting or performance period, as applicable, which the Executive has completed at the time of the Executive’s Separation from Service, provided that all performance based awards shall vest at the end of the performance period only if and to the extent the performance goals thereunder are achieved.
Section 2.03    Additional Requirements to Receive Severance Benefits. In order to receive severance benefits, the Executive must: (a) execute a release in the form provided by the Company Group within the time period specified in such release, and not revoke such release during the revocation period provided in such release; and (b) comply with all the terms and conditions of such release and the covenants set forth in Article Ill. If the Employer determines that the Executive has not fulfilled these requirements, or if the Committee determines after the Executive’s Separation from Service that the Executive (i) has engaged in conduct that constitutes Cause at any time prior to the Executive’s Separation from Service (and the facts underlying the Cause determination were not fully known to the Employer at the time of such Separation from Service) or (ii) has been convicted of or entered a plea of no contest with respect to a crime based on conduct which occurred prior to the Executive’s Separation from Service, then the Employer may discontinue the payment or provision of the
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severance benefits, and may require the Executive to repay any portion of the severance benefits already received under this Agreement upon written notice. The form of release provided by the Employer shall contain provisions that are typical for such releases and may contain the covenants set forth in Article Ill, but modified as the Employer deems reasonably necessary to ensure compliance with the maximum time, service, scope, geographic or other limitations, as the case may be, permitted by applicable laws.
Section 2.04    Payment. The cash severance benefits shall be paid in a single lump sum payment within ninety (90) days following the Executive’s Separation from Service, or shall be paid in such amounts during such period (not to exceed the number of months of continuation pay represented by the amount of the benefit following the Executive’s Separation from Service), as is determined in the sole discretion of the Committee. The annual bonus amount payable pursuant to Section 2.02(b) shall be paid at the same time as bonuses would be payable under the applicable bonus or incentive plan or program. The equity awards that vest pursuant to Section 2.02(c) shall be paid or settled at the time provided in such awards. All payments under this Agreement are subject to applicable federal, state and local taxes and withholdings. In the event of the Executive’s death prior to receiving the full cash payment due to him or her, the remaining amount of such payment shall be paid to the Executive’s estate in a single lump-sum payment within thirty (30) days following the Executive’s death, to the extent practicable, or otherwise at the time when the Executive would have been entitled to the payment had the Executive survived.

Section 2.05    Termination for Cause, Death, Disability and Voluntary Resignation. If the Employer terminates the Executive’s employment for Cause or if the Executive’s employment is terminated due to death, disability or voluntary resignation (that is not for Good Reason), then the Executive shall not be entitled to receive any severance benefits under this Agreement and shall be entitled only to those benefits that are legally required to be provided to the Executive. The Employer may withhold paying severance benefits and the Company may delay causing any equity awards to vest under this Agreement pending prompt resolution of any good faith inquiry that is likely to lead to a finding resulting in Cause.
Section 2.06    Offset to Severance Benefits. To the extent consistent with law, the Company Group reserves the right to offset from any severance benefits due hereunder, the amount of any monies owed to the Company Group by the Executive or the value of Company Group property that the Executive has retained in his or her possession. Prior to such offset, the Company Group shall provide a written accounting to the Executive of the monies owed or the value of the property for which the offset applies.
ARTICLE Ill
RESTRICTIVE COVENANTS

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Section 3.01    Confidential Information. The Executive agrees that, during his or her employment with the Employer and for three years thereafter, the Executive shall hold for the benefit of the Company Group all secret or confidential information, knowledge, or data relating to the Company Group and their respective businesses (“Confidential Information”), which shall .have been obtained by the Executive during the Executive’s employment by the Employer or during his or her consultation with the Company Group after his termination of employment, and which is not public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except in the good faith performance of his or her duties for the Company Group, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge, or data to anyone other than the Company Group and those designated by it. Nothing in this Section 3.01 is intended or shall be construed to limit in any way Section 3.02.
Section 3.02    Trade Secrets. During employment with the Employer, the Executive shall preserve and protect Trade Secrets (as defined below) of the Company Group from unauthorized use or disclosure, and after termination of such employment, the Executive shall not use or disclose any Trade Secret of the Company Group until such time as that Trade Secret is no longer a secret as a result of circumstances other than a misappropriation involving the Executive. For purposes of this Agreement, “Trade Secret” means information of the Company Group, including a formula, pattern, compilation, program, device, method, technique, or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts by the Company Group to maintain its secrecy that are reasonable under the circumstances.
Section 3.03    Non-Competition. The Executive agrees that, while the Executive is employed by the Employer and if the Executive experiences a Separation from Service entitling him or her to severance benefits, during the twelve (12) months after such Separation from Service (the “Restricted Period”), the Executive shall not, except as permitted by the Company’s prior written consent, in any capacity in which Confidential Information or Trade Secrets of the Company Group would reasonably be regarded as useful, engage in, be employed by, or in any way advise or act for any business that competes with the Company Group (a) with respect to any products or services provided by any division or group within the Company Group in the year immediately preceding the Executive’s termination of employment with the Employer and (b) within the national and international geographic markets served by any such division or group. This restriction shall also apply to any ownership or other financial interest in any such competing business except the ownership of less than 5% of the shares of any corporation whose shares are listed on a recognized stock exchange or trade in an over-the-counter market. The Executive acknowledges and agrees that this Section 3.03 applies to the geographic area of Europe, China and the USA. For the avoidance of doubt, and without limitation, the following entities, among others, currently compete with the Company Group: Magna International Inc., Lear Corp., Faurecia SE, Toyota Boshoku Corp., DYMOS, Brose Fahrzeugteile GmbH & Co., Brose Sitech GmbH, Woodbridge Foam Corp., TS Tech Co., Ltd., Tachi-S Co., Ltd., Yanfeng International Seating Systems Co., Ltd., Irvin Automotive Products Inc. and Fisher Dynamics Corp. Employee hereby acknowledges and agrees that the Severance Benefits in Section 2.02 shall be sufficient to compensate him for non-competition during the Restricted Period.
Section 3.04    Non-Solicitation. The Executive agrees that, during the Restricted Period, the Executive shall not, directly or indirectly, (a) solicit, induce or attempt to induce any individual who is, on the date of the Executive’s Separation from Service (or was, during the six-month period prior to the date of Separation from Service), employed by the Company Group in an e-band salaried position to terminate or refrain from renewing or extending such employment or to become employed by or become
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a consultant to any other individual or entity other than the Company Group; or (b) induce or attempt to induce any customer or investor (in each case, whether former, current, or prospective), supplier, licensee, or other business relation of the Company Group to cease doing business with the Company Group, or in any way interfere with the relationship between any such customer, investor, supplier, licensee, or business relation, on the one hand, and the Company Group on the other hand.
Section 3.05    Non-Disparagement. The Executive agrees that, following the Executive’s Separation from Service, the Executive shall not make any public statements that materially disparage the Company Group.
Section 3.06    Equitable Remedies. The Executive acknowledges that the Company Group would be irreparably injured by a violation of this Article Ill and the Executive agrees that the Company Group, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of this Article Ill. If a bond is required to be posted in order for the Company Group to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

Section 3.07    Severability; Blue Pencil. The Executive acknowledges and agrees that the Executive has had the opportunity to seek advice of counsel in connection with this Agreement and the restrictive covenants contained herein are reasonable in geographical scope, temporal duration and in all other respects. If it is determined that any provision of this Article Ill is invalid or unenforceable, the remainder of the provisions of this Article Ill shall not thereby be affected and shall be given full effect, without regard to the invalid or unenforceable portions. If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Article III are invalid or unenforceable because of the duration, geographic scope or other limitation of such provision, then the duration, scope or other limitation of such provision, as the case may be, shall be modified to the minimum extent needed so that such provision becomes valid and enforceable, and in its modified form, such provision shall be enforced.

Section 3.08    Whistleblower Rights. Notwithstanding any provision of this Agreement to the contrary, the covenants set forth in this Article Ill are not intended to (a) interfere with the Executive’s right and responsibility to give truthful testimony under oath or to make truthful statements and provide information to a government agency; (b) prohibit the Executive from filing a charge or complaint with, making a report to, participating in any investigation or proceeding conducted by, or otherwise cooperating with a government agency; or (c) limit or restrict the Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended, or any successor provision).
ARTICLE IV
TREATMENT OF EQUITY AWARDS UPON A CHANGE OF CONTROL

If the Executive is employed by the Employer immediately prior to a Change of Control, and either (a) the purchaser, successor or surviving corporation (or parent thereof) (the “Survivor”) fails to either assume all of the Executive’s outstanding equity awards without change, or fails to issue replacement awards with the same economic value and with similar terms and conditions; or (b) the Company or Survivor terminates the Executive’s equity awards in connection with the Change of Control, then the Executive’s equity awards will vest upon the Change of Control as follows:
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(a)Each award that vests on the basis of continued employment (without regard to the attainment of any performance goals) shall vest in full; and
(b)Each award that pays out on the basis of the achievement of performance goals shall vest in full upon the Change of Control, with the payout amount determined by the Committee in its sole discretion. In making such determination, the Committee must take into account the extent to which the performance goals have already been achieved, or, if applicable, the trend at which the performance goals are being achieved.
All payments of cash and issuance of equity required hereunder shall be made as soon as practicable after, but in no event more than ninety (90) days following, the date of the Change of Control.
ARTICLE V
MISCELLANEOUS

Section 5.01    Survival. The obligations contained in Article Ill shall survive the expiration of this Agreement and shall be fully enforceable thereafter. In addition, the expiration of this Agreement will not affect the rights or obligations of the parties hereunder arising out of, or relating to, circumstances occurring prior to the expiration of this Agreement, which rights and obligations will survive the expiration of this Agreement.

Section 5.02    Nonalienation of Benefits. None of the payments, benefits or rights of the Executive shall be subject to any claim of any creditor of the Executive, and the Executive shall not have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments that he or she may expect to receive, contingently or otherwise, under this Agreement.
Section 5.03    Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or by registered mail or overnight express courier service (a) in the case of the Executive, addressed to him or her at the home address which he or she most recently communicated to the Company Group in writing; and (b) in the case of the Company, Adient US LLC, the Company Group or the Employer to the attention of the Executive Vice President, Chief Legal and Human Resources Officer of the Company at 49200 Halyard Drive, Plymouth, Ml 48170, with a copy to the Chairperson of the HCCC, sent to the same address.
Section 5.04    Contents of Agreement; Amendment. This Agreement sets forth the entire understanding between the parties hereto with respect to the severance benefits and supersedes any prior or other agreement or understanding between the parties with respect to such subject matter, including specifically any severance policy maintained by the Employer.
This Agreement may not be amended or modified at any time except by written instrument executed by the Company, Adient US LLC and the Executive.
Section 5.05    No Contract of Employment. This Agreement shall not be construed as giving the Executive the right to be retained in the service of the Employer, and the Executive shall remain subject to discharge to the same extent as if this Agreement had never been executed.
Section 5.06    Severability of Provisions. Except as set forth in Section 3.07, if any provision of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Agreement shall be
D. Herberg Service Agreement January 2026

deemed amended to the minimum extent necessary to permit such provision to be valid and enforceable, or if such deemed amendment is prohibited by law, then construed and enforced as if such provisions had not been included.
Section 5.07    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.
Section 5.08    Controlling Law; Venue. This Agreement shall be construed and enforced according to the internal laws of the State of Michigan, without reference to the choice of law provisions thereof. The Executive irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising under this Agreement, including without limitation, any action commenced by any member of the Company Group for preliminary and permanent injunctive relief or other equitable relief under Article Ill, may be brought in the United States District Court for the Eastern District of Michigan, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Michigan; (b) consents to be subject to the non-exclusive personal jurisdiction of any such court in any such suit, action or proceeding; and (c) waives any objection which the Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Adient US LLC is a Michigan limited liability company and the Company’s corporate headquarters are located in Plymouth, Michigan.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ADIENT PLC
By: /s/ Heather M. Tiltmann
Name: Heather M. Tiltmann
Title: Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary

ADIENT US LLC
By: /s/ Heather M. Tiltmann
Name: Heather M. Tiltmann
D. Herberg Service Agreement January 2026

Title: Manager

EXECUTIVE
By: /s/ David J. Herberg
Name: David J. Herberg

D. Herberg Service Agreement January 2026